Exhibit 99.1

The transactions pursuant to the joint share transfer described in this press release involve securities of a Japanese company. The joint share transfer is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of its officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the issuer may purchase securities otherwise than under the joint share transfer, such as in the open market or through privately negotiated purchases.

This document has been translated from the Japanese original for reference purposes only. In the event of any discrepancy between this translated document and the Japanese original, the original shall prevail. Global Kids Company and Sakurasaku Plus assume no responsibility for this translation or for direct, indirect or any other forms of damages arising from the translation.

[Translation]

July 19, 2022

To Whom It May Concern:

Company:	Global Kids Company Corp.
Representative:	Yuichi Nakasho Representative Director & CEO (Code: 6189, TSE Prime Market)
Contact:	Masayuki Noda
Director & General Manager, Finance & Investor Relations Department
(Phone: 03-3221-3770)

Company:	SAKURASAKU PLUS, Co.,Ltd.
Representative:	Yoshitaka Nishio President & Representative Director (Code: 7097, TSE Growth Market)
Contact:	Takashi Nakayama Executive Vice President & Director
(Phone: 03-5860-9539)

Announcement of Execution of Memorandum of Understanding for Integration between Global Kids Company Corp. and Sakurasaku plus Co., Ltd.

Global Kids Company Corp. (“Global Kids Company”) and SAKURASAKU PLUS, Co.,Ltd. (“Sakurasaku Plus”) hereby announce as follows that, today, they entered into a memorandum of understanding (the “MOU”) for integration between the companies (the “Integration”).

1.	Background and purpose of the Integration

(1)	Circumstances leading to the execution of the MOU for achieving the Integration

[Translation]

Global Kids Company and Sakurasaku Plus have held sincere discussions on various factors including the business environment surrounding the companies and the future direction pursued by the companies in such environment as well as the synergy that is expected to be achieved through the Integration. As a result of these discussions, the companies were able to confirm that: (i) there is a high affinity between Global Kids Company’s corporate philosophy (“For the future of our children”) and vision (“To become the most trusted presence for the staff, guardians, and community and become a social infrastructure for the growth and learning of our children”) and Sakurasaku Plus’s corporate philosophy (“Providing safety and peace of mind and creating a natural and warm parenting environment that is filled with friendly laughter”), and the companies are pursuing the same future direction; (ii) they can expect an increase in the efficiency and productivity of their head office and other operations due to the overlap in the areas where they are operating their childcare businesses; and (iii) through the Integration, they will be able to establish a position as one of the largest childcare providers in Japan operating 246 day-care centers (of which 224 are licensed day-care centers) and make large-scale growth investments that will increase the value added. Accordingly, the companies are in agreement that the Integration based on the spirit of equality will contribute to increasing the corporate value of the companies and entered into the MOU today to work towards achieving the Integration.

(2)	Background and purpose of the Integration

Due to the increase in the number of dual-income households and the rise in the female labor force participation rate, there is high demand for childcare services and the number of users of day-care centers have continued on an upward trend, but in recent years, the number of children on waiting lists have been on a downward trend due to the increased building of day-care centers by municipalities. The childcare service market is now approaching a turning point due to the declining birthrate and the slowing rise in the female labor force participation rate. On the other hand, the support provided for children and parenting is likely to be further enhanced in the future due to the passage of a bill for the establishment of the Children and Domestic Affairs Agency. The need for high-quality childcare and high value-added services that support parenting by guardians are also expected to continue increasing in the future.

Under such business environment, the key will be to increase productivity through operational efficiency and to build a framework that will make it possible to provide high value-added services in the childcare and parenting support field. Global Kids Company and Sakurasaku Plus view this turning point in the childcare industry as a growth opportunity to take a leap forward and will leverage the Integration to pursue a position as an industry-leading company. The companies will achieve revenue diversification by working to improve operational efficiency by expanding the scale of their businesses and providing high value-added services to the 14,000-plus users of the companies through aggressive investments in ICT and the like. The companies will achieve further growth and aim to become a social infrastructure for childcare and parenting by mobilizing the diverse human resources of the companies and building other businesses in the childcare and parenting support field.

(3)	Direction of the companies and the expected effects of the Integration

Both companies primarily operate licensed day-care centers, mainly in Tokyo prefecture and its surrounding areas, and they will be able to increase productivity by operating the head office function of facility operations support as a single unit. The companies also share the same strategic direction of promoting the provision of high value-added services in the childcare and parenting support field and will accelerate growth by maximizing the human resources, infrastructure, know-how, and other managerial resources of the companies.

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[Translation]

The companies are planning to primarily achieve the synergies listed below through the Integration and believe that this will contribute to an increase in the shareholder value of the companies. The companies will engage in further consideration regarding the quantitative effect of such synergies.

(i)	Increase in productivity due to an expansion in the scale of the childcare business
•	The companies primarily operate licensed day-care centers, mainly in Tokyo and its surrounding areas, and it will be possible to reduce the cost of sales through joint purchasing and to streamline the billing and other support services handled by the head offices.
•	Due to an increase in the number of facilities within the same area, there is expected to be improved flexibility in intragroup staffing and a reduction in recruitment costs.
(ii)	Growth by promoting the provision of high value-added services
•	Increase in investment capacity in M&A and the ICT field due to the expansion of scale, and improvement in investment efficiency due to an increase in the number of facilities and the number of users for the group as a whole.
•	Sharing and utilization of know-how and human resources in the new businesses of the companies and in the ICT and marketing fields.
(iii)	Other synergies
•	Further sophistication of control, risk management, and capital financing policy through the enhancement of governance and proper staffing of the companies’ human resources.
•	Increase in productivity through the integration of the head office administration departments and system infrastructure investments.
•	Contribute to the achievement of a sustainable society by gathering fact-based views from the facility staff, users, and the community and widely proposing improvements to childcare and parenting support, the declining birthrate problem, and other issues.

2.	Overview of the Integration

(1)	Method of the Integration

The companies will consider, discuss, and decide on the method of the Integration by the time of the definitive agreement based on the basic policy of incorporating a holding company (the “Integrated Company”) through a joint share transfer and subject to approval by resolutions of the general meetings of shareholders of the companies and obtaining the necessary approvals from the relevant authorities when performing the Integration.

(2)	Policy regarding the listing of the Integrated Company

If the Integration will be performed through a joint share transfer, the Integrated Company plans to apply for the technical listing of its common shares on the Prime Market of the Tokyo Stock Exchange (the “Prime Market”). In such case, because Global Kids Company and Sakurasaku Plus will become wholly-owned subsidiaries of the Integrated Company through the share transfer, the shares of the companies will be delisted from the Tokyo Stock Exchange prior to the effective date of the share transfer.

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[Translation]

Global Kids Company, which is currently listed on the Prime Market, does not meet one of the listing maintenance criteria of the Prime Market, namely the “market capitalization of outstanding shares” criteria, so it submitted the “Plan for Conformance with the Listing Maintenance Criteria of the New Market Classification” dated December 21, 2021 (the “Plan”) and is covered by the transitional measures, but, taking into account the status of the examination of the Integrated Company’s application for listing on the Prime Market, the Plan will be withheld on the condition that the technical listing of the Integrated Company on the Prime Market as a result of the Integration will be approved by the Tokyo Stock Exchange when making a final decision on the Integration.

In addition, if the Integrated Company does not meet the listing maintenance criteria of the Prime Market, the Integrated Company will be covered by the abovementioned transitional measures by submitting a new “Plan for Conformance with the Listing Maintenance Criteria of the New Market Classification” in a timely manner and the Integrated Company will work towards conforming with the listing maintenance criteria of the Prime Market.

(3)	Integration ratio

The integration ratio of the Integration (the share transfer ratio if it will be performed through a joint share transfer) will be discussed in good faith and agreed by the companies in the definitive agreement for the Integration, based not only on the market share price of the companies but also various factors including the results of any due diligence scheduled to be conducted in the future and the results of the valuation of share price by the third-party valuation agents appointed by each of the companies.

(4)	Schedule of the Integration

The companies will consider and discuss the schedule of the Integration in accordance with the approximate timeline set forth below. However, the timeline is subject to change through separate discussion if the need arises to change the timeline of the Integration due to a delay in obtaining approval from the Japan Fair Trade Commission under the Act on Prohibition of Private Monopolization and Maintenance of Fair Trade and related guidelines or the examination or other procedures by the relevant authorities, or for any other reason.

July 19, 2022 (today):	Execution of the MOU
October 2022 (scheduled):	Execution of a definitive agreement for the Integration
December 2022 (scheduled):	General meetings of shareholders of the companies (resolutions approving the Integration)
April 3, 2023 (scheduled):	Effective date of the Integration

(5)	System for promoting the Integration

To work towards the smooth execution of the Integration, the companies will form an integration preparatory committee and continue to consider and discuss the matters that are undecided as of the execution of the MOU.

3.	Profile of the relevant parties

(1)	Profile of Global Kids Company Corp.

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[Translation]

(1) Trade name	Global Kids Company Corp.
(2) Main business(es)	Operation of day-care centers, operation of after-school childcare, consulting related to day-care centers, and school lunch service business
(3) Date of incorporation	October 1, 2015
(4) Head office location	2-14-36 Fujimi, Chiyoda-ku, Tokyo
(5) Representative	Yuichi Nakasho, Representative Director & CEO
(6) Paid-in capital	JPY 1,296,000,000
(7) No. of issued and outstanding shares	9,390,341 shares
(8) No. of employees	4,000 (on a consolidated basis; as of September 30, 2021)
(9) Principal business partners	City of Yokohama Other municipalities
(10) Principal financing banks	Sumitomo Mitsui Banking Corporation Mizuho Bank, Ltd.
(11) Major shareholders and shareholding ratios	Nakaya Co., Ltd. Yuichi Nakasho Nippon Life Insurance Company Mizuho Trust & Banking Co., Ltd. (trust account) The Master Trust Bank of Japan, Ltd. (trust account)		(41.87%) (5.84%) (4.90%) (4.69%) (4.05%)
(12) Relationship between Global Kids Company and Sakurasaku Plus	Capital relationship Personnel relationship Business relationship Relationship constituting related parties	Not applicable Not applicable Not applicable Not applicable
(13) Most-recent consolidated operating results and consolidated financial position
Fiscal year end	September 2019	September 2020	September 2021
Net assets	JPY 7,706,000,000	JPY 8,146,000,000	JPY 8,658,000,000
Total assets	JPY 18,259,000,000	JPY 18,561,000,000	JPY 18,110,000,000
Net assets per share	JPY 840.44	JPY 882.76	JPY 928.85
Sales	JPY 19,694,000,000	JPY 22,160,000,000	JPY 23,529,000,000
Operating income	JPY 173,000,000	JPY 477,000,000	JPY 576,000,000
Ordinary income	JPY 1,786,000,000	JPY 916,000,000	JPY 1,148,000,000
Net income attributable to parent company shareholder	JPY 1,116,000,000	JPY 438,000,000	JPY 481,000,000
Net income per share	JPY 122.24	JPY 47.65	JPY 51.97
Dividend per share	_	_	_
(14) No. of facilities *As of June 30, 2022	161 day-care centers, 10 after-school childcare centers and children’s centers, and 3 child development support offices

(as of March 31, 2022)

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[Translation]

(2)	Profile of Sakurasaku plus Co., Ltd.

(1) Trade name	Sakurasaku plus Co., Ltd.
(2) Main business(es)	Parenting support business
(3) Date of incorporation	August 1, 2017
(4) Head office location	Toho Hibiya Bldg., 1-2-2 Yurakucho, Chiyoda-ku, Tokyo
(5) Representative	Yoshitaka Nishio, President & Representative Director
(6) Paid-in capital	JPY 572,000,000
(7) No. of issued and outstanding shares	4,465,600 shares
(8) No. of employees	1,635 (on a consolidated basis; as of July 31, 2021)
(9) Principal business partners	Ota City (Ota-ku) Other municipalities
(10) Principal financing banks	Mizuho Bank, Ltd. The Bank of Yokohama, Ltd.
(11) Major shareholders and shareholding ratios	Daigi Co., Ltd. TKS Co., Ltd. Yoshitaka Nishio Takashi Nakayama Junya Tanaka Create Value Co., Ltd. Shuhei Morita		(14.98%) (14.98%) (10.18%) (10.18%) (4.23%) (3.62%) (2.75%)
(12) Relationship between Sakurasaku Plus and Global Kids Company	Capital relationship Personnel relationship Business relationship Relationship constituting related parties	Not applicable Not applicable Not applicable Not applicable
(13) Most-recent consolidated operating results and consolidated financial position
Fiscal year end	July 2019	July 2020	July 2021
Net assets	JPY 1,349,000,000	JPY 2,283,000,000	JPY 4,256,000,000
Total assets	JPY 6,543,000,000	JPY 8,055,000,000	JPY 11,382,000,000
Net assets per share	JPY 357.09	JPY 604.13	JPY 985.13
Sales	JPY 5,154,000,000	JPY 7,629,000,000	JPY 10,004,000,000
Operating income	JPY 45,000,000	JPY 241,000,000	JPY 464,000,000
Ordinary income	JPY 1,395,000,000	JPY 1,494,000,000	JPY 1,641,000,000
Net income attributable to parent company shareholder	JPY 697,000,000	JPY 933,000,000	JPY 956,000,000
Net income per share	JPY 184.53	JPY 247.04	JPY 230.87
Dividend per share	_	_	_
(14) No. of facilities *As of June 30, 2022	85 day-care centers and 4 tutoring schools (juku)

(as of April 30, 2022)

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[Translation]

4.	Situation following the Integration

If the Integrated Company will be incorporated through a joint share transfer, the profile of the Integrated Company will be as set forth below, and the companies are planning to carefully consider, discuss, and decide on these matters for the definitive agreement. As stated in “2. Overview of the Integration, (1) Method of the Integration,” because the companies are planning to consider and discuss the method of the Integration by the time of the definitive agreement, if the Integration will be performed through a method other than a joint share transfer, it will be separately discussed and decided by the companies.

(1)	Trade name of the Integrated Company

Will be decided by the companies after careful consideration and discussion.

(2)	Head office location of the Integrated Company

Expected to be located in Tokyo prefecture.

(3)	Vision and management philosophy of the Integrated Company

Will be decided by the companies after careful consideration and discussion.

(4)	Basic policy of the Integrated Company

The companies will aim to become the No. 1 social infrastructure in Japan in the childcare and parenting support fields by achieving synergies through the Integration.

(5)	Corporate governance of the Integrated Company

The corporate functions of Global Kids Company and Sakurasaku Plus are expected to be integrated after consideration and discussion by the companies. The companies will discuss and decide on the governance system and organization of the Integrated Company, including establishing a department that will oversee corporate planning, audit, risk management, general affairs, and major personnel affairs for the overall management of the Integrated Company group.

(6)	Representatives and composition of the board of directors of the Integrated Company

The companies are currently coordinating so that the representatives of the Integrated Company will be Yuichi Nakasho (Representative Director & CEO of Global Kids Company) and Yoshitaka Nishio (President & Representative Director of Sakurasaku Plus), and this issue, including the composition of the board of directors, will be discussed and decided by the companies.

(7)	Handling of the Integrated Company’s brand

With respect to the Integrated Company’s brand, the existing brands of the companies are expected to be used concurrently for the time being following the Integration.

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[Translation]

5.	Future outlook

The impact of this transaction on the consolidated performance of Global Kids Company for the fiscal year ending September 2022 and the consolidated performance of Sakurasaku Plus for the fiscal year ending July 2022 is expected to be minor at the present time. If there is an occurrence of an event that would change the earnings forecast, we will promptly make an announcement.

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